EXHIBIT 10(Z)

                              FOR IMMEDIATE RELEASE


                     DONEGAL GROUP COMPLETES ACQUISITION OF
                       SOUTHERN HERITAGE INSURANCE COMPANY



     Marietta, Pennsylvania. November 17, 1998. Donegal Group Inc. (Nasdaq symbol DGIC) today announced that it had completed the previously announced acquisition of Southern Heritage Insurance Company, which is headquartered in the Atlanta, Georgia metropolitan area. Southern Heritage Insurance Company offers primarily personal lines of insurance in 11 southeastern states.

     Donald H. Nikolaus, President of Donegal Group, stated that the completion of the Southern Heritage acquisition was an important step forward in implementing Donegal Group's strategy of expanding its operations through the acquisition of property-casualty insurance companies at reasonable valuations.

     At October 31, 1998, Southern Heritage had a GAAP net worth of approximately $20 million. For the 10 months ended October 31, 1998, the direct written premiums of Southern Heritage approximated $25 million.

     Donegal Group Inc. is a property-casualty insurance holding company doing business through its subsidiaries in Pennsylvania, Delaware, Maryland, Ohio and Virginia.